Exhibit 10.2
December 17, 2021

Federal Home Loan Bank of Topeka
Incentive Plan Targets
Goal Metrics, Metric Performance Ranges and Metric Weights

This Incentive Plan Targets document (Target Document) specifies goal metrics, metric performance ranges/objectives, and metric weights for the participants (Participants) in FHLBank’s Executive Incentive Compensation Plan (EICP) and Short-Term Incentive Plan (STIP).

The targets contained in this document specifically cover the 2022 Performance Period.

A.    2022 Base Performance Period Metrics. The following goal metrics are assigned to the Participants under the Plan. All calculations including interest rates will be rounded to two decimal places.

1.    Adjusted Return Spread on Total Regulatory Capital
Definition: The spread between (a) adjusted net income divided by the daily average total regulatory capital and (b) the average daily Overnight Federal funds effective rate (Fed Effective).

Measure:
Adjusted net income is defined as follows:
◦Net income calculated under generally accepted accounting principles (GAAP)
◦Plus the recorded AHP assessments
◦Excluding the impact or adjustment required because of the Accounting Standards Codification 815 (ASC 815)
◦Plus the dividends on redeemable Class A and Class B Common Stock treated as interest expense under ASC 450
◦Minus the prepayment fees
◦Minus/plus the realized or unrealized gains/losses on securities
◦Minus/plus the gains/losses on mortgage loans held for sale
◦Minus/plus the gains/losses on early retirement of debt and related derivatives
◦Minus/plus any amortization/accretion of premium/discount on unswapped securities in the FHLBank’s trading portfolio and any investment that is tied to an economic swap where an upfront fee was not received (not amortized/accreted under GAAP)
◦Less a calculated 10% AHP assessment

Performance Range:

Annual Performance Range
Threshold	3.51%
Target	4.20%
Optimum	4.89%

Exhibit 10.2

2.    GAAP Return Spread on Total Regulatory Capital
Definition: The spread between: (a) GAAP net income divided by the daily average total regulatory capital; and (b) the Fed Effective rate.

Measure:
◦Net income calculated under GAAP.
◦Daily average total regulatory capital.
◦Divide GAAP net income by daily average total regulatory capital to calculate a return.
◦Subtract the average daily Overnight Federal funds effective rate (Fed Effective) from the GAAP return.

Performance Range:

Annual Performance Range
Threshold	2.84%
Target	4.20%
Optimum	5.55%

3.    Adjusted Net Income after Capital Charge
Definition: The dollar amount of adjusted net income as defined in the above metric that exceeds the cost of the required return on capital.

Measure: Adjusted income as defined in the Net Income after Capital Charge Definition above, less required return on capital. The required return on capital is the sum of the outstanding regulatory Class B Common Stock times the average of three-month discount note auction rate plus 1.25 percent for each day during the year plus the sum of regulatory Class A Common Stock and retained earnings times the average of three-month discount note auction rate plus 0.25 percent for each day during the year.

Performance Range:

Annual Performance Range
Threshold	$75,563,000
Target	$94,454,000
Optimum	$113,344,000

4.    GAAP Net Income after Capital Charge
Definition: The dollar amount of GAAP net income that exceeds the cost of the required return on capital.

Measure: GAAP net income, less required return on capital. The required return on capital is the sum of the outstanding regulatory Class B Common Stock times the average of three-month discount note auction rate plus 1.25 percent for each day during the year plus the sum of regulatory Class A Common Stock and retained earnings times the average of three-month discount note auction rate plus 0.25 percent for each day during the year.

Exhibit 10.2

Performance Range:

Annual Performance Range
Threshold	$66,117,800
Target	$94,454,000
Optimum	$122,790,200

5.    Member Product Utilization
Definition: Member product utilization is defined as the weighted average 2022 attainment in member utilization in each of three product categories: (1) Overnight Line of Credit or advances; (2) MPF Program; and (3) Letters of Credit.

Measure: Product utilization is calculated by dividing the number of members that qualify as a user of one of the three products (as defined below) at any time during the current year (2022) by the number of members at the end of the current year (2022). The individual product utilization is compared to the target level to arrive at the level of attainment for each of the three products. The percentage attainment to target for each product is then multiplied by the weight assigned to each product to arrive at the overall weighted product utilization goal attainment.

Products and Weighting:
MPF Program – Weight 25%
A participating financial institution (PFI) that delivers at least one loan during the year into any one or more of the MPF products will qualify as using the MPF program.

Letters of Credit – Weight 25%
A member that applies for and we issue to them at least one new Letter of Credit during the year will qualify as using the Letter of Credit product.

Overnight Line of Credit or Regular Advance – Weight 50%
A member that uses the overnight line of credit and has an outstanding balance for a total of 5 days during the year or who takes one (or more) new advance for a term of 3 or more days during the year will quality as a using an advance related product.

Performance Range:

	Product Utilization %
Product	Threshold	Target	Optimum
MPF Program	21.50%	23.50%	25.50%
Letters of Credit	24.50%	28.00%	31.50%
Overnight Line of Credit or Regular Advance	20.00%	30.00%	40.00%

6.    Diversity, Equity and Inclusion Education & Culture
Definition: FHLBank’s Diversity, Equity and Inclusion (DEI) initiative is defined as the advancement of DEI, to the maximum extent possible in balance with financially safe and sound

Exhibit 10.2
business practices, through inclusion and utilization of diverse-owned businesses as vendors and the inclusion of diverse individuals within its workforce, as defined in the DEI Policy, in all business activities of FHLBank.

Measure: Achievement is measured by business partner engagement in at least two DEI Experiences as defined below. Engagement will be calculated through the attendance and completion of post-DEI Experience Survey. Performance between Threshold - Target, and Target - Optimum shall be calculated by linear interpolation of the achievement point in the applicable performance range.

Performance Range:

Business Partner Participation
Threshold	80%
Target	87%
Optimum	90%

DEI Experiences are FHLBank opportunities approved by the Chief Human Resources and Inclusion Officer (CHRIO) that educate business partners on DEI and increase knowledge of and competencies in content and principles regarding DEI. These experiences include DEI training events and workshops and DEI events hosted by FHLBank’s Inclusion, Diversity, and Equity Advisory Council.

Engagement is defined as the opportunity for business partners to associate DEI information provided during DEI Experiences with learning outcomes that have meaning and value to their professional and/or personal lives.

Learning Outcomes will be created for each individual DEI Experience articulating the intended learning expectations. Learning outcomes are the specific goal(s) that summarizes the significant knowledge or skill that business partners can reasonably be expected to take away from a DEI Experience.

Post-DEI Experience Survey will measure unique intended learning outcomes created for each DEI Experience through survey questions.

7.    Diversity, Equity and Inclusion Business Practice Outcome Measures
DEI Metrics: Points are awarded by achievement of the following: one point is awarded for each:
•Workforce: Attain a workforce ratio of at least 12% business partners of color as of 12/31/2022.
•Marketplace: Participate in 10 outreach opportunities with diverse potential directors and/or in Workforce, Vendors, Capital Markets and/or with members.
•Marketplace: Achieve an annual spend average of 17% with diverse-owned vendors.
•Marketplace: Increase the number of viable and certified diverse suppliers in SupplierGATEWAY by 12.

Exhibit 10.2
Performance Range:

Points
Threshold	2 out of 4 points
Target	3 out of 4 points
Optimum	4 out of 4 points

Diverse-Owned Vendors refers collectively to Disabled-Owned Businesses, LGBTQ+-Owned Businesses, Minority-Owned Businesses, and Women-Owned businesses.

Business partner of color means any Black or African American, Native Hawaiian or Pacific Islander, American Indian or Alaskan Native, Hispanic or Latino American, Asian American, or an individual of two or more races. Referred to in this Policy and as an organization as People of Color (POC).

Outreach opportunities can be conducted by any member of FHLBank staff and must be approved by the CHRIO. More than one member of FHLBank’s staff can participate in a single outreach opportunity. Outreach opportunities include, for example, a meeting with a diverse individual who might be a good candidate for FHLBank’s board of directors and/or a meeting with a trade association to provide education on FHLBank’s desire for a diverse board; a meeting with a diverse-owned supplier or having a booth at a diverse-owned supplier fair; participating in meetings with a diverse-owned broker dealer or participating in the diverse-owned broker-dealer reception; or participating in a career fair at a college or university that serves a predominantly diverse population or providing a presentation to a classroom at such a college or university.

Viable diverse suppliers are those that provide a good or service on the Commodities List published on the SupplierGATEWAY website, are registered to do business with FHLBank in SupplierGATEWAY, and are certified as a diverse-owned business either through a national certification entity such as the National Minority Supplier Development Council or the Women’s Business Enterprise National Council, or through FHLBank’s self-certification and can be located/headquartered anywhere in the United States.

8.    Risk Management – Market, Credit and Liquidity Risks
Definition: Management of FHLBank risks as determined by the weighted average rating by the board of directors in an annual evaluation of the Risk Appetite metrics in this area using a 1 (lowest) to 5 (highest) point scale. General risk categories are market, credit and liquidity risks.

Performance Range:

Score
Threshold	4.0
Target	4.5
Optimum	5.0

Exhibit 10.2
Risk Management Metric Weights: The following metric weight for each goal metric is assigned to the Participants:

Risk Management Category	Weighting
Liquidity Risk	30%
Market Risk	40%
Credit Risk	30%
Total	100%

9.    Risk Management – Compliance, Business and Operations Risks
Definition: Management of FHLBank risks as determined by the weighted average rating by the board of directors in an annual evaluation of the Risk Appetite metrics in this area using a 1 (lowest) to 5 (highest) point scale. General risk categories are compliance, business and operations risks.

Performance Range:

Score
Threshold	3.0
Target	4.0
Optimum	5.0

Risk Management Metric Weights: The following metric weight for each goal metric is assigned to the Participants:

Risk Management Category	Weighting
Compliance Risk	30%
Business Risk	35%
Operations Risk	35%
Total	100%

B.    Required Total Regulatory Capital
FHLBank shall maintain a daily average Total Regulatory Capital of 4.75 percent for 2022. If FHLBank’s daily average Total Regulatory Capital is below 4.75 percent for 2022, the Total Base Opportunity available to Participants for the Financial Performance Goals shall be adjusted as reflected in the table below. The Finanical Performance Goals include the Adjusted Return Spread on Total Regulatory Capital, GAAP Return Spread on Total Regulatory Capital, Adjusted Net Income after Capital Charge, and GAAP Net Income after Capital Charge goals, which represent 40% of the Base Opportunity Metric Weights.

Exhibit 10.2

Daily Average Total Regulatory Capital for 2022	Financial Performance Goals Adjustment
≥4.75%	0%
≥4.70% and <4.75%	-25%
≥4.65% and <4.70%	-50%
≥4.60% and <4.65%	-75%
<4.60%	-100%

C.    Metric Weights. The following metric weight for each goal metric is assigned to the Participants:

Objective	Weight
1. Adjusted Return Spread on Total Regulatory Capita	15%
2. GAAP Return Spread on Total Regulatory Capita	5%
3. Adjusted Net Income after Capital Charg	15%
4. GAAP Net Income after Capital Charge	5%
5. Member Product Utilization	10%
6. Diversity, Equity and Inclusion Education & Culture	5%
7. Diversity, Equity and Inclusion Business Practice Outcome Measures	5%
8. Risk Management - Market, Credit, Liquidity	20%
9. Risk Management - Compliance, Business, Operations	20%
Total	100%